NEWS RELEASE
                  R&B, Inc.



                                                     Corporate Headquarters:
                                                     R&B, Inc.
                                                     3400 East Walnut Street
                                                     Colmar, Pennsylvania 18915
                                                     Fax: (215) 997-8577

For Further Information Contact:                      Visit our Home Page:
Mathias J. Barton, CFO                                   www.rbinc.com
(215) 997-1800 x 5132 E-mail: MBarton@rbinc.com



R&B, Inc. Reports Sales and Earnings for the Third Quarter Ended September 24, 2005

         Colmar, Pennsylvania (October 28, 2005) -- R&B, Inc., (NASDAQ:RBIN) today announced financial results for the third quarter ended September 24, 2005. Sales increased 15% to $73.8 million from $64.1 million in the same period last year. Net income in the third quarter of 2005 was $4.6 million compared to net income of $4.4 million in the same period last year. Diluted earnings per share in the third quarter of 2005 increased 4% to $0.25 from $0.24 in the same period last year.

         For the nine months ended September 24, 2005, sales increased 10% to $203.6 million from $184.4 million in the same period last year. Net income for the first nine months of 2005 was $12.7 million compared to net income of $13.0 million in the same period last year. Diluted earnings per share for the first nine months of 2005 decreased 3% to $0.69 compared to $0.71 in the same period last year.

         Prior year earnings per share and common stock information have been adjusted to reflect the 2-for-1 stock split that occurred in March of 2005.

         In June 2005, the Company acquired The Automotive Edge/Hermoff ("Hermoff"), a company which manufactures and distributes exhaust manifolds, catalytic converters and related exhaust components. Excluding Hermoff, sales increased 13% and 10%, in the three and nine months ended September 24, 2005, respectively. Sales in 2005 are up primarily as a result of continued growth in new product sales. Gross profit margins declined as a result of a continued mix shift to lower margin automotive hard parts and the impact of returns associated with line updates during the quarter. SG&A spending increased as a result of volume-driven variable expense increases and the Company's previously-announced decision to invest additional resources in new product development and promotional support. SG&A costs declined as a percentage of sales in both the three and nine periods ended September 24, 2005.

         Mr. Richard Berman, Chairman, President and Chief Executive Officer said, "Our 13% third quarter organic sales growth affirms the success of our recent new product introductions. We believe that our recent investments in new product development, although they carry with them a short term negative impact on earnings, will provide further sales and profit growth opportunities for our customers and our business. We are enthusiastic about the 2005 AAPEX show where we will introduce our new corporate brand strategy and logo - "DORMAN, NEW SINCE 1918", with a record number of new products, new solutions and new opportunities for our customers."

         R&B, Inc. is a leading supplier of OE Dealer "Exclusive" automotive replacement parts, automotive hardware and brake products to the automotive aftermarket and household hardware to the general merchandise markets. R&B's products are marketed under more than thirty proprietary brand names, through its Motormite(R), Dorman(R), Allparts(TM), Scan-Tech(TM), MPI(TM) and Pik-A-Nut(TM) busi nesses.

         Forward looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward looking statements which speak only as of the date hereof. Factors that cause actual results to differ materially include, but are not limited to, those factors discussed in the Company's Annual Report on Form 10-K under "Business - Risk Factors."

                     R&B, INC. AND SUBSIDIARIES
               Consolidated Statements of Operations
             (in thousands, except per-share amounts)

                                    13 Weeks       13 Weeks
                                   ---------       ---------
Third  Quarter (unaudited)      9/24/05  Pct.   9/25/04    Pct.
Net sales                       $73,783  100.0  $64,135    100.0
Cost of goods sold               48,005   65.1   40,196     62.7
Gross profit                     25,778   34.9   23,939     37.3
Selling, general and
 administrative expenses         17,769   24.0   16,315     25.4
Income from operations            8,009   10.9    7,624     11.9
Interest expense, net               672    1.0      703      1.1
Income before income taxes        7,337    9.9    6,921     10.8
Provision for income taxes        2,724    3.6    2,519      3.9
Net income                      $ 4,613    6.3  $ 4,402      6.9
Earnings per share
     Basic                      $  0.26    -    $  0.25       -
     Diluted                    $  0.25    -    $  0.24       -
Average shares outstanding
     Basic                       17,932    -     17,737       -
     Diluted                     18,444    -     18,377       -


                                   39 Weeks          39 Weeks
                                   --------          --------
Year-to-date (unaudited)        9/24/05  Pct.   9/25/04    Pct.
Net sales                      $203,625  100.0 $184,417    100.0
Cost of goods sold              130,211   63.9  114,903     62.3
Gross profit                     73,414   36.1   69,514     37.7
Selling, general and
 administrative expenses         51,317   25.2   46,819     25.4
Income from operations           22,097   10.9   22,695     12.3
Interest expense, net             1,961    1.0    2,233      1.2
Income before income taxes       20,136    9.9   20,462     11.1
Provision for income taxes        7,441    3.7    7,425      4.0
Net income                      $12,695    6.2  $13,037      7.1
Earnings per share
     Basic                      $  0.71    -    $  0.74       -
     Diluted                    $  0.69    -    $  0.71       -
Average shares outstanding
     Basic                       17,915    -     17,651       -
     Diluted                     18,452    -     18,343       -


                      R&B, INC. AND SUBSIDIARIES
                      Consolidated Balance Sheets
                            (in thousands)

                                  9/24/05            12/25/04
Assets:                         (Unaudited)
Cash and cash equivalents        $  3,152            $  7,152
Accounts receivable                60,472              60,962
Inventories                        75,015              61,436
Prepaid expenses and other         10,439              10,026
Total current assets              149,078             139,576
Property & equipment               27,384              25,698
Goodwill                           29,619              29,410
Other assets                          785                 720
Total assets                     $206,866            $195,404

Liability & Shareholders' Equity:
Current portion of long-term debt$  9,064            $  9,045
Accounts payable                   14,097              15,599
Accrued expenses and other         13,027              13,347
Total current liabilities          36,188              37,991
Long-term debt and other           26,473              25,714
Deferred income taxes               7,752               6,472
Shareholders' equity              136,453             125,227
Total Liabilities and Equity     $206,866            $195,404


Selected Cash Flow Information (unaudited):
(in thousands)                     13 Weeks            39 Weeks
                                   --------            --------
                            9/24/05     9/25/04    9/24/05    9/25/04
Depreciation and
amortization                $1,420       $1,153    $4,194     $ 3,388
Capital Expenditures        $1,409       $4,011    $5,522     $ 9,223